Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Kohl’s Corporation for the registration of debt securities, preferred stock, depositary shares, common stock and warrants and to the incorporation by reference therein of our reports dated March 18, 2021, with respect to the consolidated financial statements of Kohl’s Corporation, and the effectiveness of internal control over financial reporting of Kohl’s Corporation, included in its Annual Report (Form 10-K) for the year ended January 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 29, 2021